FOR IMMEDIATE RELEASE	Contact: Mike Ogburn
(502) 636-4515, office
(502) 262-0224, cellular
mogburn@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS RECORD SECOND QUARTER REVENUES AND HIGHER EARNINGS PER SHARE

LOUISVILLE, Ky. (July 23, 2002) – Churchill Downs Incorporated (“CDI”) (Nasdaq: CHDN) today reported results for the second quarter ended June 30, 2002, which included record quarterly revenues and net earnings and higher diluted earnings per share versus a year ago.

        Net revenues for the second quarter reached $172.6 million, an increase of 5.7 percent, compared with $163.3 million for the same period last year. Net earnings for the quarter were $23.1 million, a 5.5-percent increase over $21.9 million in 2001. Diluted earnings per share totaled $1.73, compared with $1.66 for the second quarter of 2001. Results for the first half of 2002 are outlined in the accompanying tables.

        Thomas H. Meeker, CDI’s president and chief executive officer, attributed the Company’s revenue growth for the quarter primarily to a favorable racing calendar, record-wagering results on the Kentucky Derby and Oaks, and a strong showing by the Churchill Downs Simulcast Network (“CDSN”). CDI racetracks had 16 additional live race days in the second quarter of 2002 compared to the same period in 2001. Wagering on Derby and Oaks Days increased 14.5 and 15.4 percent, respectively, and CDSN net revenues increased 17.2 percent over the same period a year ago.

        “We are especially encouraged by the vitality of our premier racing event, the Kentucky Derby,” Meeker said. “That event is the cornerstone for our strategy of continuing to enhance our brand leadership and develop new outlets for our live racing product. Although we are facing challenges in building revenues in the higher-margin, on-track portion of our business, our results clearly show the continuing success of actions we are taking to increase the contribution from simulcasting and other new distribution outlets. We are being aided, for example, by the start of account wagering in California that has shown impressive growth since its start in the first half of the year. While a very small factor at present, account wagering represents a promising, new market for our live racing product. We also believe the second-quarter results validate the decision made earlier in the year to create a separate operating unit for CDSN, and we are already benefiting from the added focus being brought to this growing segment of our business.”

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        Meeker added, “Our earnings per share for the quarter exceeded the range previously estimated by the Company. During the first six months of 2002, we were able to absorb a total of approximately $2.2 million of incremental insurance and lobbying costs, most of which were incurred in the second quarter. Although we will continue to incur higher costs compared to a year ago, we are optimistic that we will be able to meet our forecasts for the second half of 2002. For the third quarter, we estimate earnings per share of $0.57 to $0.60, up from $0.54 per share in the year-earlier period. Our full-year estimate of earnings at this time is $1.77 to $1.80 per share, compared with $1.67 per share in 2001.”

        A conference call regarding this release is scheduled for Wednesday, July 24, at 9 a.m. (EDT). Investors and other interested parties may listen to the teleconference by accessing the online, real-time Web cast and broadcast of the call at www.churchilldownsincorporated.com or www.companyboardroom.com or by calling (913) 981-5508 at least 10 minutes before the appointed time. The online replay will be available at approximately 11 a.m. (EDT) and continue for two weeks. An eight-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 162044 when prompted for the access code.

        Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company’s racetracks in California, Florida, Illinois, Indiana and Kentucky host 112 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements involve risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from war and terrorist activities or political uncertainties; the impact of increasing insurance costs; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional racetrack near our Indiana operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; the impact of interest rate fluctuations; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; the economic environment; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

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CHURCHILL DOWNS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS for the six and three months ended June 30, 2002 and 2001 (Unaudited) (In thousands, except per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2002	2001	2002	2001

Net revenues	$203,599	$194,972	$172,627	$163,257
Operating Expenses	162,430	154,065	122,701	114,802

Gross profit	41,169	40,907	49,926	48,455

Selling, general and administrative expenses	17,268	15,806	8,872	7,972

Operating income	23,901	25,101	41,054	40,483

Other income (expense):
Interest income	174	332	93	219
Interest expense	(4,967)	(6,956)	(2,315)	(3,441)
Miscellaneous, net	(591)	(99)	(422)	(148)
	(5,384)	(6,723)	(2,644)	(3,370)

Earnings before provision for income taxes	18,517	18,378	38,410	37,113

Provision for income taxes	(7,444)	(7,443)	(15,302)	(15,218)

Net earnings	$ 11,073	$ 10,935	$ 23,108	$ 21,895

Earnings per common share data:
Basic	$0.84	$0.84	$1.76	$1.67
Diluted	$0.83	$0.83	$1.73	$1.66

Weighted average shares outstanding:
Basic	13,110	13,065	13,115	13,084
Diluted	13,341	13,185	13,338	13,217

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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CHURCHILL DOWNS INCORPORATED SUPPLEMENTAL INFORMATION BY OPERATING UNIT for the six and three months ended June 30, 2002 and 2001 (Unaudited) (In thousands)

	Six Months Ended June 30,		Three Months Ended June 30,
	2002	2001	2002	2001
Net revenues:
Kentucky Operations	$ 69,351	$ 67,686	$ 63,755	$ 62,014
Hollywood Park	48,487	52,386	43,455	46,897
Calder Race Course	22,825	13,551	21,571	12,297
Arlington Park	27,634	27,469	21,515	21,077
Hoosier Park	26,663	26,318	14,627	13,885
CDSN	30,742	25,894	30,045	25,636
Total racing operations	225,702	213,304	194,968	181,806
Other investments	2,580	2,683	1,743	1,768
Corporate revenues	1,011	705	879	704
Eliminations	(25,694)	(21,720)	(24,963)	(21,021)
	$203,599	$194,972	$172,627	$163,257
EBITDA:
Kentucky Operations	$ 19,700	$ 21,665	$ 24,911	$ 25,977
Hollywood Park	6,806	8,766	9,023	10,301
Calder Race Course	819	(1,410)	3,894	1,063
Arlington Park	(2,488)	(280)	(227)	1,268
Hoosier Park	3,878	3,151	1,888	1,434
CDSN	7,505	6,121	7,242	6,327
Total racing operations	36,220	38,013	46,731	46,370
Other investments	248	848	274	620
Corporate expenses	(3,435)	(4,064)	(1,525)	(1,785)
Eliminations	(62)	-	(2)	-
	$ 32,971	$ 34,797	$ 45,478	$ 45,205
Operating income (loss):
Kentucky Operations	$ 16,766	$ 18,824	$ 23,437	$ 24,573
Hollywood Park	4,136	6,197	7,714	9,001
Calder Race Course	(327)	(3,157)	3,320	214
Arlington Park	(3,894)	(1,389)	(974)	714
Hoosier Park	3,109	2,360	1,502	1,039
CDSN	7,505	6,121	7,242	6,327
Total racing operations	27,295	28,956	42,241	41,868
Other investments	28	209	314	395
Corporate expenses	(3,406)	(4,064)	(1,523)	(1,780)
Eliminations	(16)	-	22	-
	$ 23,901	$ 25,101	$ 41,054	$ 40,483

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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CHURCHILL DOWNS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	June 30,	December 31,	June 30,
	2002	2001	2001
ASSETS	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents	$ 26,381	$ 15,732	$ 23,870
Restricted cash	16,931	10,535	18,455
Accounts receivable, net	35,814	28,472	39,587
Deferred income tax assets	2,022	2,806	1,684
Other current assets	6,093	2,177	3,681
Total current assets	87,241	59,722	87,277

Other assets	12,064	11,475	10,981
Plant and equipment, net	338,696	339,419	343,402
Goodwill, net	52,239	52,239	52,936
Intangible assets, net	7,678	7,860	8,049
	$497,918	$470,715	$502,645
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 75,070	$ 40,493	$ 69,731
Accrued expenses	36,056	31,452	36,609
Dividends payable	-	6,549	-
Income taxes payable	5,155	971	6,517
Deferred revenue	5,842	14,241	4,052
Long-term debt, current portion	490	561	2,461
Total current liabilities	122,613	94,267	119,370

Long-term debt, due after one year	116,672	132,787	143,036
Other liabilities	13,585	11,302	12,475
Deferred income taxes	15,119	15,124	15,133
Commitments and contingencies	-	-	-
Shareholders' equity:
Preferred stock, no par value;
250 shares authorized; no shares issued	-	-	-
Common stock, no par value; 50,000 shares authorized;
issued: 13,115 shares June 30, 2002, 13,098 shares
December 31, 2001, and 13,084 shares June 30, 2001	125,132	124,750	124,485
Retained earnings	105,923	94,850	90,258
Accumulated other comprehensive loss	(1,061)	(2,300)	(2,047)
Note receivable for common stock	(65)	(65)	(65)
	229,929	217,235	212,631
	$497,918	$470,715	$502,645

Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

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